UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2009

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	0-20750	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 North Loop West, Suite 600

Houston, Texas 77092

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On May 6, 2009, Sterling Bancshares, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. Incorporated, as representative of the several underwriters named in Schedule II of the Underwriting Agreement (collectively, the “Underwriters”), providing for the offer and sale in a firm commitment underwritten offering of 7.2 million shares of the Company’s common stock at a price to the public of $7.00 per share ($6.615 per share, net of underwriting discount). In addition, the Company granted the Underwriters an option to purchase up to 1.08 million additional shares of common stock from the Company at the offering price, less underwriter discounts and commissions, within 30 days. The Underwriters exercised this option in full on May 8, 2009.

The shares of common stock have been registered under the Securities Act of 1933 (the “Securities Act”) pursuant to Registration Statement on Form S-3 (Registration No. 333-158561), as supplemented by the Prospectus Supplement dated May 6, 2009. Closing of the sale of the shares of common stock is scheduled for May 12, 2009.

In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement, dated May 6, 2009, by and between Sterling Bancshares, Inc. and Morgan Stanley & Co. Incorporated, as representative of the several underwriters named in Schedule II of the Underwriting Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date: May 11, 2009	By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement, dated May 6, 2009, by and between Sterling Bancshares, Inc. and Morgan Stanley & Co. Incorporated, as representative of the several underwriters named in Schedule II of the Underwriting Agreement.